EXHIBIT 99.A

                          STATE OF MICHIGAN

            BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION


                                 *****


In the matter of the application of            )
CMS ENERGY CORPORATION for                     )
certification pursuant to Section 33(a)(2) of  )      Case No. U-12224
the Public Utility Holding Company Act of 1935 )
-----------------------------------------------)

     At the December 16, 1999 meeting of the  Michigan Public
Service Commission in Lansing, Michigan.


                 PRESENT:  Hon. John G. Strand, Chairman
                           Hon. David A. Svanda, Commissioner
                           Hon. Robert B. Nelson, Commissioner


                                     ORDER
                                     -----

     On December 3,1999, CMS Energy Corporation (CMS) filed an

application requesting certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

CMS is an international energy corporation.  Its principal subsidiary is Consumers Energy Company (Consumers), a combination electric and gas utility located entirely in the state of Michigan.

     In a December 21, 1998 order in Case No. U-11858, the Commission granted CMS's request for certification pursuant to 15 USC 79z-5b for up to $800 million in additional international investments in the calendar year 1999.  Pursuant to that order, CMS invested

approximately $84 million in a foreign utility company in 1999.  CMS believes that there are additional potential investment opportunities in foreign utility companies throughout the world.  In this

application, CMS seeks a Commission certification that will permit it to pursue additional equity investments in foreign utility companies in calendar year 2000, not to exceed $600 million.  CMS agrees to provide the Commission with 30 days' notice of all investments, in increments of $50 million.  CMS states that the $600 million of total international investment requested for 2000 represents about 4.1% of

CMS's September 30, 1999 total assets.

     CMS represents that it is an intrastate holding company exempt from registration as a holding company under Section 3(a)(1) of PUHCA.

It further represents that its foreign investment subsidiaries are or will be foreign utility companies that are exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated public utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that the Commission intends to exercise that authority.  CMS requests that the Commission grant that certification with respect to Consumers.

     CMS states that any investments will remain separate from

Consumers and will not have any effect on Consumers' day-to-day utility services or rates and will not have a material detrimental effect on the financial viability, capital structure, or cost of capital of CMS or Consumers.  It says that no utility assets of

Consumers or assets of any Consumers subsidiary will be pledged or encumbered for this investment.  It commits that CMS and its affiliates will not seek recovery of the direct or indirect costs of the investment from Michigan ratepayers and that the proposed transaction will have no effect on the tax revenues of Michigan political subdivisions in which any structure, facility, or equipment of CMS or its subsidiaries is located.  CMS will make available books and records reasonably necessary for the Commission to determine that

Michigan ratepayers are not being adversely affected.  It acknowledges that a grant of certification is not approval of the transaction or a finding that the transaction is reasonable.

     After a review of the application, the Commission finds that it is appropriate to renew the authority granted in Case No. U-11858 and to certify that, as to up to $600 million in international investments in calendar year 2000, it has the authority and resources under

Michigan law to protect Michigan's utility ratepayers and that it intends to exercise that authority.  The Commission also finds that ex parte approval of the application is appropriate.  The Commission grants the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on condition that CMS and Consumers not seek to recover from Michigan ratepayers any direct or indirect costs of the investment in foreign utilities.

Furthermore, the granting of the certification is not approval or endorsement of the transaction.  Finally, each time CMS and its affiliates have cumulatively invested another $50 million or more in foreign utility investments, CMS shall provide the Commission with written notice with 30 days.

     The Commission FINDS that:

     a.  Jurisdiction is pursuant to 1909 PA 106, as amended, MCL

460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL

460.51 et seq.; MSA 21.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; 15 USC 79z-5b; and the Commission's

Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

     b.  With respect to the amount and type of transactions described in CMS's application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

     c.  Ex parte approval of the application is appropriate.


     THEREFORE, IT IS ORDERED that:

     A.  The certification requested by CMS Energy Corporation

pursuant to 15 USC 79z-5b is granted.  With respect to the amount and the type of transactions described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

     B.  Each time CMS Energy Corporation and its affiliates have cumulatively invested another $50 million or more in foreign utility investments, CMS Energy Corporation shall provide the Commission with written notice with 30 days.

     C.  CMS Energy Corporation shall make available books and records necessary for the Commission to determine that ratepayers are not being adversely affected.

     The Commission reserves jurisdiction and may issue further orders as necessary.


     Any party desiring to appeal this order must do so in the

appropriate court with 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                           MICHIGAN PUBLIC SERVICE COMMISSION

                           /s/ John G. Strand
                           -------------------------------------------
                           Chairman
     (S E A L)

                           /s/ David A. Svanda
                           -------------------------------------------
                           Commissioner




                           /s/ Robert B. Nelson
                           -------------------------------------------
                           Commissioner



By its action of December 16, 1999.


/s/ Dorothy Wideman
-----------------------------------
Its Executive Secretary